CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                   CLASSICS INTERNATIONAL ENTERTAINMENT, INC.

         Classics International Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposed and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

                  RESOLVED, that the Certificate of Incorporation of Classics Entertainment International, Inc. be amended by changing Article "FIRST" thereof so that, as amended, said Articles "FIRST" and "FOURTH
         (a)" shall be and read as follows:

                  "FIRST  The name of the Corporation is PIRANHA, INC.";

                  "FOURTH (a)The Corporation is authorized to issue One Hundred and Five Million (105,000,000) shares of capital stock, consisting of One Hundred Million (1,000,000) shares of Common Stock, $.001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $.001 par value (the "Preferred Stock"), of which 1,000,000 shares have previously been designated Series A 9% Cumulative Convertible Redeemable Preferred Stock, 1,100,000 have previously been designated Series B Cumulative Convertible Redeemable Preferred Stock and 2,000 shares have previously been designated Series D 4% Cumulative Convertible Redeemable Preferred Stock.

                  All the shares of Common Stock, par value $.001 per share, issued and outstanding as of the date of the filing of this Certificate of Amendment of the Certificate of Incorporation are hereby subject to a reverse stock split of its Common Stock, whereby every 3.49 shares of issued and outstanding shares of Common Stock (and it being understood that the number of shares of Common Stock issuable upon exercise or conversion of all issued and outstanding Preferred Stock, options, warrants and


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                  convertible securities of every kind and all options under the
                  Company's Employee Stock Option Plan) shall equal 1 share of Common Stock following the filing of this Certificate of Amendment."

         SECOND: That in lieu of a meeting and vote of stockholders, a majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Classics International Entertainment, Inc. has caused this certificate to be signed by its President and Secretary this __ day of February, 2000.

                                                          CLASSICS INTERNATIONAL
                                                          ENTERTAINMENT, INC.

                                                          BY____________________
                                                          Name:
                                                          Title:

                                                          BY____________________
                                                          Name:
                                                          Title: Secretary